UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 17, 2006

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23490	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends Items 1.01 and 8.01 of the Current Report on Form 8-K filed by VIVUS, Inc. with the Securities Exchange Commission (the “SEC”) on November 17, 2006.

Item 1.01.  Entry into a Material Definitive Agreement.

On November 17, 2006, VIVUS, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with funds affiliated with Caxton Advantage Venture Partners, OrbiMed Advisors LLC, Franklin Templeton Investments, Quogue Capital LLC, EuclidSR Partners and two other institutional investors in connection with a registered direct offering of the Company’s Common Stock. Pursuant to the terms of the Purchase Agreement, the Company sold and issued a total of 6,750,000 shares of its Common Stock at a price of $3.50 per share in an initial closing.  Pursuant to the Purchase Agreement, the Company will sell and issue an additional 2,850,000 shares of its Common Stock in a second closing on December 8, 2006.  All of the shares of Common Stock were offered pursuant to an effective Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 14, 2006.

The above description of the Purchase Agreement is a summary only and is qualified in its entirety by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on November 17, 2006.

Item 8.01.  Other Events.

On November 14, 2006, we received a letter from Manatt, Phelps & Phillips LLP on behalf of Acrux DDS Pty Ltd., FemPharm PTY Ltd. and Acrux Limited (collectively “Acrux”) notifying us of an alleged dispute under the Testosterone and Estradiol Development Agreements between Vivus and Acrux.  We believe we are in compliance with all material aspects of both of these agreements and have communicated this belief to Acrux.  If we are unable to resolve the matter with Acrux, we intend to seek to enforce our rights under these agreements.  Development and commercialization of EvaMist and Testosterone MDTS continues as planned and we believe that we have a meritorious defense to any actual claims made by Acrux in connection with the alleged dispute. We believe the resolution of this dispute will not have a material impact on our financial position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ Timothy E. Morris
Timothy E. Morris Vice President and Chief Financial Officer

Date:  November 20, 2006